Exhibit 99.3

                                  VAXGEN, INC.

                        2001 EMPLOYEE STOCK PURCHASE PLAN

                Approved by the Board of Directors April 6, 2001
                      Approved by Stockholders May 30, 2001
                  Amended by the Board of Directors May 9, 2003
                Amendment Approved by Stockholders July 18, 2003

      VaxGen, Inc., a Delaware corporation (the "Company"), hereby amends and restates its 2001 Employee Stock Purchase Plan (the "Plan").

      1. Purpose of Plan. The purpose of the Plan is to enable Eligible Employees (as defined in Section 3) who wish to become shareholders of the Company a convenient and favorable method of doing so. The Plan is intended to constitute an "employee stock purchase plan," as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan shall be interpreted and administered as necessary in order to meet the requirements of
Section 423 and other applicable provisions of the Code and the regulations promulgated thereunder.

      2. Administration of the Plan. The Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Committee will have the complete authority to interpret the Plan, to adopt, amend and rescind rules and procedures relating to the Plan, and to make all of the determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, procedures and determinations will, in the absent of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

      3. Eligible Employees; Employer. The term "Eligible Employees" means all common law employees of the Company, and of each subsidiary of the Company (within the meaning of Section 423 of the Code) hereafter designated by the Committee (a "Designated Subsidiary"), except the following: (a) employees whose customary employment is 20 hours or less per week; and (b) employees whose customary employment is for not more than five months in any calendar year. The term "Employer" means the Company or the Designated Subsidiary by which an employee is employed. The employment of an employee shall be treated as continuing intact while the employee is on sick leave or other leave of absence approved by the Employer. Except as otherwise expressly provided in the Plan and permitted by Section 423 of the Code, all Eligible Employees shall have the same rights and privileges under the Plan.

      4. Stock Subject to the Plan. The stock subject to the Plan shall be shares of the Company's authorized but unissued voting Common Stock, $.01 par value per share (the "Common Stock"). The aggregate number of shares of Common Stock that may be purchased by Eligible Employees pursuant to the Plan is 600,000, subject to adjustment as provided in Section 13.

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      5. Offerings and Purchase Periods

            5.1 The Plan will be implemented by a series of offerings of approximately 24-months' duration (each, an "Offering"). The initial Offering will commence on July 2, 2001, and end on June 30, 2003. An additional Offering will commence on the first Business Day (as defined in Article 8) of each subsequent October, January, April and July of each year during the term of the Plan and end on the last Business Day of the second December, March, June and September, respectively, occurring thereafter. The commencement date of the initial and each subsequent Offering will be referred to as a "Commencement Date."

            5.2 The Plan will be administered on the basis of specified periods (the "Purchase Periods") for each Offering. Each Offering will consist of eight
(8) Purchase Periods commencing on the first Business Day of each July, October, January and April during the Offering and ending on the last Business Day of the next September, December, March and June, respectively, occurring thereafter.

      6. Participants; Payroll Deductions

            6.1 A person who is an Eligible Employee at the beginning of an Offering may elect to participate in the Offering. This election must be made prior to the Commencement Date of the Offering in accordance with such procedures as the Committee may adopt (each Eligible Employee who so elects to participate will be referred to as a "Participant"). If the election is made, the Participant's Employer will make deductions from his or her Compensation (as defined in Section 6.4), at a specified percentage rate, to be used to purchase shares of Common Stock pursuant to the Plan during each Purchase Period in the Offering. A Participant may not simultaneously participate in more than one Offering.

            6.2 The maximum rate of deduction that a Participant may elect for any Offering is 15%. An amount equal to the elected percentage shall be deducted from the Participant's pay each time during the Offering that any Compensation is paid to the Participant. The Committee may set such minimum level of payroll deductions as the Committee determines to be appropriate. Any minimum level of deductions set by the Committee shall apply equally to all Eligible Employees. A Participant's accumulated payroll deductions shall remain the property of the Participant until applied toward the purchase of shares of Common Stock under the Plan, but may be commingled with the general funds of his or her Employer. No interest will be paid on payroll deductions accumulated under the Plan (regardless of whether such deductions are applied to the purchase of shares hereunder or returned to the Participant or his or her personal representative).

            6.3 A Participant in the Plan on the last day of an Offering shall automatically continue to participate in the Plan during the next Offering unless he or she withdraws in the manner described in Section 11 or is no longer an Eligible Employee.

            6.4 The term "Compensation" means all base salary and straight time wages paid to or on behalf of a Participant for services performed or on account of holidays, paid time off or other similar events (including any amounts by which such earnings are reduced, at the election of a Participant, pursuant to a cafeteria plan described in Section 125 of the Code, a dependent care assistance program described in Section 129 of the Code, a cash or deferred arrangement described in Section 401(k) of the Code, or any similar plan, program or arrangement), and


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excluding any overtime, bonuses, commissions and other incentive compensation, the value of any non-cash benefits under any employee benefit plans, and any other amounts paid to the Participant that are specifically excluded by the Committee.

      7. Purchase of Shares

            7.1 At the end of each Purchase Period during an Offering, a Participant's accumulated payroll deductions for the Purchase Period will, subject to the limitations in Section 9 and the termination provisions of
Section 16, be applied toward the purchase of shares of Common Stock at a purchase price (the "Purchase Price") equal to the lesser of the following amounts (rounded to the nearest cent):

                  (a) 85% of the Market Price (as defined in Section 8.1) of the Common Stock on the Commencement Date of the Offering; or

                  (b) 85% of the Market Price of the Common Stock on the last Business Day of the Purchase Period.

            7.2 Shares of Common Stock may be purchased under the Plan only with a Participant's accumulated payroll deductions. Fractional shares cannot be purchased. Any portion of a Participant's accumulated payroll deductions for a Purchase Period not used for the purchase of Common Stock shall, subject to
Section 9, be applied to the purchase of Common Stock in the next Purchase Period, if the Participant is participating in the Plan during that Purchase Period, or returned to the Participant.

            7.3 Each Participant who purchases shares of Common Stock under the Plan shall thereby be deemed to have agreed that his or her Employer shall be entitled to withhold, from any amounts that may be payable to the Participant at or around the time of the purchase, such federal, state, local and foreign income, employment and other taxes as may be required to be withheld under applicable laws. In lieu of such withholding, the Employer may require the Participant to remit such taxes to the Employer as a condition of the purchase.

      8. Market Price

            8.1 For purposes of the Plan, the term "Market Price" on any day means, if the Common Stock is publicly traded, the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock on that day as reported by the principal exchange on which the Common Stock is listed, or, if the Common Stock is publicly traded but not listed on an exchange, as reported by The Nasdaq Stock Market, or, if such prices or quotations are not reported by The Nasdaq Stock Market, as reported by any other available source of prices or quotations selected by the Committee.

            8.2 For purposes of the Plan, the term "Business Day" means a day on which prices or quotations for the Common Stock are reported by a national securities exchange, the Nasdaq Stock Market, or any other available source of prices or quotations selected by the Committee, whichever is applicable pursuant to the preceding paragraph.

            8.3 If the Market Price of the Common Stock must be determined for purposes of the Plan at a time when the Common Stock is not publicly traded, then the term "Market Price"


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shall mean the fair market value of the Common Stock as determined by the
Committee, after taking into consideration all the factors it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

      9. Limitations on Share Purchases

            9.1 Notwithstanding Section 3, an employee will not be an Eligible Employee for purposes of the Plan if the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this 5% limitation, an employee shall be treated as owning any stock the ownership of which is attributed to him or her under the rules of Section 424(d) of the Code, as well as any stock that, in the absence of this Section 9.1, the employee could purchase under the Plan with his or her payroll deductions held pursuant to Section 6 but not yet applied to the purchase of shares of Common Stock under the Plan.

            9.2 Notwithstanding any other provision of this Plan, the shares of Common Stock that a Participant is entitled to purchase in an Offering under this Plan (and in all other offerings under all other employee stock purchase plans of the Company and its related corporations) shall not have a fair market value in excess of $25,000 for each calendar year during the term of the Offering (or such other offerings) in which the shares are to be purchased, such fair market value to be based on the Market Price of the shares on the Commencement Date of the Offering (or the fair market value of the shares on the commencement dates of the corresponding offerings under such other plans).

            9.3 The limitations in Section 9.1 and Section 9.2 are intended to, and shall be interpreted and administered as necessary in order to, meet the requirements of Section 423(b)(3) and Section 423(b)(8) of the Code, respectively, and the regulations promulgated thereunder.

      10. Changes in Payroll Deductions

            10.1 A Participant may elect during an Offering, in accordance with procedures prescribed by the Committee, to decrease, or on two occasions only during the Offering to increase, subject to Section 6.2, the rate of payroll deductions being withheld from his or her Compensation during the Offering. The change in rate shall be effective as of the beginning of the next calendar month following the date his or her Employer receives the appropriate forms as prescribed by the Committee, if such forms are received at least 10 days prior to such date, and, if not, as of the beginning of the next succeeding calendar month.

            10.2 Except as provided in Section 10.1, the rate of payroll deductions for an Offering may not be increased or decreased by a Participant during the Offering. However, the Participant may change the rate of payroll deduction for a subsequent Offering. In addition, a Participant may withdraw from the Offering in accordance with Section 11.

      11. Withdrawal

            11.1 A Participant may elect, in accordance with procedures prescribed by the Committee, to withdraw from an Offering. Such withdrawal must be elected at least 10 days prior to the end of the Purchase Period for which it is to be effective. If a Participant so withdraws, all of the Participant's accumulated payroll deductions will be promptly returned to


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the Participant. If a Participant's payroll deductions are interrupted by any legal process, the Participant will be deemed to have elected to withdraw from the Offering in which he or she is participating when the interruption occurs.

            11.2 If the Market Price of the Common Stock on the last Business Day of any Purchase Period during an Offering is less than the Market Price of the Common Stock on the Commencement Date of such Offering, then each Participant in that Offering who remains an Eligible Employee and has not otherwise withdrawn from the Offering shall automatically (a) be withdrawn from the Offering effective as of the end of such Purchase Period (but after the purchase of shares of Common Stock under Section 7 with the Participant's accumulated payroll deductions), and (b) be enrolled in the Offering commencing on the first Business Day subsequent to the end of such Purchase Period.

            11.3 Except as provided in Section 11.2, following withdrawal from the Plan, in order to participate in the Plan for any subsequent Offering, the Participant must again elect to participate in the manner described in Section 6.1.

      12. Issuance of Common Stock

            12.1 Certificates for the shares of Common Stock purchased by Participants will be delivered by the Company's transfer agent as soon as practicable after each Purchase Period. In lieu of issuing certificates for such shares directly to Participants, the Company shall be entitled to issue such shares to a bank, broker-dealer or similar custodian (the "Custodian") that has agreed to hold such shares for the accounts of the respective Participants. Fees and expenses of the Custodian shall be paid by the Company or allocated among the respective Participants in such manner as the Committee determines.

            12.2 A Participant may request, in accordance with such procedures as the Committee may adopt, that shares purchased by the Participant be issued (or, if such shares are issued to the Custodian, that the account for such shares be held) in the names of the Participant and one other person designated by the Participant, as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

            12.3 If shares purchased under the Plan are issued to a Custodian, a Participant may at any time, to the extent permitted by Section 18, undertake a disposition (as that term is defined in Section 424(c) of the Code), whether by sale, exchange, gift or other transfer of legal title, of any or all of the shares held for the Participant by the Custodian. In the absence of such a disposition of the shares, the shares shall continue to be held by the Custodian until the holding period set forth in Section 423(a) of the Code has been satisfied. If a Participant so requests, shares for which such holding period has been satisfied will be transferred to another brokerage account specified by the Participant, or a stock certificate for such shares will be issued and delivered to the Participant or his or her designee.

      13. Changes in Capitalization

            13.1 Upon the happening of any of the following described events, a Participant's right to purchase shares of Common Stock under the Plan shall be adjusted as provided below:


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                  (a) If the outstanding shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock or if, upon a recapitalization, split-up or other reorganization of the Company, the outstanding shares of Common Stock are exchanged for other securities of the Company, the rights of each Participant shall be modified so that the Participant is entitled to purchase, in lieu of the shares of Common Stock that the Participant would otherwise have been entitled to purchase in an Offering at the end of a Purchase Period in progress at the time of such subdivision, combination or exchange (the "Purchase Period Shares"), such number of shares of Common Stock or such number and type of other securities as the Participant would have received if such Purchase Period Shares had been issued and outstanding at the time of such subdivision, combination or exchange (unless in the case of an exchange the Committee determines that the nature of the exchange is such that it is not feasible or advisable that the rights of Participants be so modified, in which event the exchange shall be deemed a Terminating Event under Section 14).

                  (b) If the Company issues any of its shares as a stock dividend upon or with respect to the Common Stock, each Participant who purchases shares of Common Stock in an Offering at the end of a Purchase Period in progress on the record date for the stock dividend shall be entitled to receive the shares so purchased (the "Purchased Shares") and shall also be entitled to receive at no additional cost, but only if the Purchase Price for the Purchased Shares was determined by reference to the Market Price of the Common Stock on the Commencement Date of the Offering, the number of shares of the class of stock issued as a stock dividend, and the amount of cash in lieu of fractional shares, that the Participant would have received if he or she had been the holder of the Purchased Shares on the record date for the stock dividend.

            13.2 Upon the happening of an event specified in Section 13.1(a) or
Section 13.1(b) above, the class and aggregate number of shares available under the Plan, as set forth in Section 4, shall be appropriately adjusted to reflect the event. Notwithstanding the foregoing, such adjustments shall be made only to the extent that the Committee, based on advice of counsel for the Company, determines that such adjustments will not constitute a change requiring shareholder approval under Section 423(b)(2) of the Code.

      14. Terminating Events

            14.1 Upon (a) the dissolution or liquidation of the Company, (b) a merger or other reorganization of the Company with one or more corporations as a result of which the Company will not be a surviving corporation, (c) the sale of all or substantially all of the assets of the Company or a material division of the Company, (d) a sale or other transfer, pursuant to a tender offer or otherwise, of more than fifty percent (50%) of the then outstanding shares of Common Stock of the Company, (e) an acquisition by the Company resulting in an extraordinary expansion of the Company's business or the addition of a material new line of business, or (f) any exchange that is subject to this Section 14 in accordance with the provisions of Section 13 (any of such events is herein referred to as a "Terminating Event"), the Committee may but shall not be required to --

                  (a) make provision for the continuation of the Participants' rights under the Plan on such terms and conditions as the Committee determines to be appropriate and equitable, including where applicable, but not limited to, an arrangement for the substitution on an equitable basis, for each share of Common Stock that could otherwise be purchased in an Offering at the end of a Purchase Period in progress at the time of the


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      Terminating Event, of any consideration payable with respect to each then outstanding share of Common Stock in connection with the Terminating Event; or

                  (b) terminate all rights of Participants to purchase additional shares of Common Stock under the Plan and --

                        (i) return to the Participants all of their accumulated payroll deductions that have not been applied to the purchase of shares of Common Stock under the Plan; and

                        (ii) pay to each Participant, for each share of Common Stock, if any, that otherwise could have been purchased by the Participant in an Offering at the end of a Purchase Period in progress at the time of the Terminating Event, determined by assuming that the Participant's accumulated payroll deductions were used to purchase shares of Common Stock at a Purchase Price equal to the Market Price of the Common Stock on the Commencement Date of the Offering, an amount equal to the excess, if any, of (A) the Market Price on the date of the Terminating Event of a share of Common Stock, over (B) such Purchase Price.

            14.2 The Committee shall make all determinations necessary or advisable in connection with Terminating Events, and its determinations shall, in the absent of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

      15. No Transfer or Assignment of Employee's Rights. An Eligible Employee's rights under the Plan are the Eligible Employee's alone and may not be voluntarily or involuntarily transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. An Eligible Employee's rights under the Plan are exercisable during his or her lifetime by the Eligible Employee alone.

      16. Termination of Employee's Rights. A Participant's rights under the Plan will terminate if he or she for any reason (including death, disability or voluntary or involuntary termination of employment) is no longer an employee of the Company or a Designated Subsidiary. In such event, all of the payroll deductions credited to the Participant's account will be promptly returned to the Participant or his or her personal representative.

      17. Termination and Amendment of Plan

            17.1 The Plan may be terminated at any time by the Board, but, except as provided in Section 14, such termination shall not affect the right of any Participant to purchase shares in an Offering at the end of the Purchase Period in progress at the time of termination. The Plan will also terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Common Stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the respective amounts of their accumulated payroll deductions, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase shares of Common Stock will be refunded to the Participants entitled thereto.


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            17.2 The Committee or the Board may from time to time adopt amendments to the Plan; provided, however, that, without the approval of the shareholders of the Company, no amendment may increase the number of shares that may be issued under the Plan or make any other change for which shareholder approval is required by Section 423 of the Code or the regulations thereunder.

      18. Disposition of Shares. Subject to compliance with any applicable federal and state securities and other laws and any policy of the Company in effect from time to time with respect to trading in its shares, a Participant may effect a disposition (as that term is defined in Section 424(c) of the Code) of Common Stock purchased under the Plan at any time the Participant chooses; provided, however, each Participant agrees, by purchasing shares of Common Stock under the Plan, that (a) his or her Employer shall be entitled to withhold, from any other amounts that may be payable to the Participant by the Employer at or around the time of such disposition, such federal, state, local and foreign income, employment and other taxes as the Employer may be required to withhold under applicable law; and (b) in lieu of such withholding, the Participant will, upon request of the Employer, promptly remit such taxes to the Employer. EACH EMPLOYEE PURCHASING SHARES OF COMMON STOCK UNDER THE PLAN ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE THEREOF.

      19. No Shareholder Rights; Information to Participants. A Participant shall not have any rights as a shareholder of the Company (other than the right potentially to receive stock dividends under Section 13) on account of shares of Common Stock that may be purchased under the Plan prior to the time such shares are actually purchased by and issued to the Participant. Notwithstanding the foregoing, the Company shall deliver to each Participant under the Plan who does not otherwise receive such materials (a) a copy of the Company's annual financial statements (which shall be delivered annually as promptly as practical following each fiscal year of the Company and review or audit of such statements by the Company's auditors), together with management's discussion and analysis of financial condition and results of operations for the fiscal year, and (b) a copy of all reports, proxy statements and other communications distributed to the Company's security holders generally.

      20. Use of Proceeds. The proceeds received by the Company from the sale of shares of Common Stock under the Plan will be used for general corporate purposes.

      21. Governmental Regulations. The Company's obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares, including the Securities and Exchange Commission, the securities administrators of the states in which Participants reside, and the Internal Revenue Service.

      22. Miscellaneous Provisions

            22.1 Nothing contained in the Plan shall obligate any Employer to employ a Participant for any period, nor shall the Plan interfere in any way with the right of the Employer to reduce a Participant's compensation.

            22.2 The provisions of the Plan shall be binding upon each Participant and, subject to the provisions of Section 15, the heirs, successors and assigns of each Participant.


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            22.3 Where the context so requires, references in the Plan to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both additional genders.

            22.4 The Plan shall be construed, administered and enforced in accordance with the laws of the United States, to the extent applicable thereto, as well as the laws of the State of Delaware.

      23. Approval of Shareholders. The Plan shall be effective July 1, 2001, subject to approval by the shareholders of the Company in a manner that complies with Section 423(b)(2) of the Code. If such approval does not occur prior to July 1, 2001, the Plan shall be void and of no effect.


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